exhibit 10.7

CONSULTING AGREEMENT

AGREEMENT made effective as of the 1st day of June, 2014 by and between David J. Anderson (hereinafter referred to as “Consultant”), and Honeywell International Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “Honeywell” or the “Company”).

WITNESSETH:

WHEREAS, Consultant has been a senior executive of the Company for approximately eleven years; and

WHEREAS, the Consultant, in his role as the Company’s Chief Financial Officer, became intimately familiar with the Company’s significant business strategies and challenges; and

WHEREAS, the Consultant has announced his retirement from the Company effective at the close of business on May 31, 2014; and

WHEREAS, the Company is desirous of engaging Consultant to help in the transition of his former duties and the management of certain projects and initiatives on an ad hoc basis; and

WHEREAS, Consultant is desirous of working on certain such projects and initiatives on a part-time basis and according to his own schedule;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1. The Company hereby retains Consultant as an independent contractor to perform the services set forth in Exhibit A, attached hereto and made a part hereof, as well as other similar and appurtenant duties as may be assigned to Consultant while performing such services. Company and Consultant shall confer from time to time to review and revise, as appropriate, the list of services set forth in Exhibit A. Subject to the provisions of Paragraph 2, Consultant agrees to comply with applicable Company policies in the performance of his services hereunder. The term of this Agreement shall begin on June 1, 2014 (“Effective Date”) and end on May 31, 2016 (“Termination Date”), unless earlier terminated as provided herein. The term of this Agreement may be further extended by the written agreement of Consultant and the Company.

2. Consultant shall provide to the Company, in accordance with the format requested by the Company’s CEO, written periodic reports of his activities in sufficient detail to evidence the nature and scope of the services provided, and will provide supporting documentation in the form of related work records, meeting reports and similar documents as requested by the Company. Consultant shall be free to determine his own means and manner of accomplishing the purposes of the parties, as more fully set forth in Exhibit A, provided he performs his services hereunder in a

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manner acceptable to Honeywell, as determined in accordance with Paragraph 7 hereof, and provided he complies fully with all laws and regulations applicable to Honeywell’s operations and Consultant’s services. Honeywell shall not exercise or retain the right to control, direct or supervise the manner in which Consultant performs services for Honeywell.

3. Consultant shall perform the services specified in Exhibit A at such locations as shall be necessary, convenient or appropriate to the performance of such services.

4. As full and complete payment for all services rendered hereunder, the Management Development and Compensation Committee of the Board of Directors has approved the following compensation package (the “Consideration”), which compensation package shall apply to the specific elements hereof notwithstanding any contrary provisions in the applicable Company compensation plans:

(a) Pre-existing Stock Option Awards. All outstanding stock options that are unvested as of the first day of the term of this Agreement shall continue to vest as scheduled as if the Consultant were still actively employed by the Company. Subject to subparagraph (d) below, you shall have three (3) years from the date of vesting to exercise any options that become exercisable by virtue of this subparagraph (a).

(b) Growth Plan Units. Consultant will receive the second tranche of his actual earned 2012-2013 Growth Plan award in March 2015.

(c) Pre-Existing Restricted Stock Unit Awards. Consultant’s restricted stock units that were scheduled to vest in October 2014 and July 2015 shall be allowed to vest as scheduled; provided, however, to the extent allowing any restricted stock units to vest as scheduled would subject you to additional taxes under Section 409A of the Internal Revenue Code, such restricted stock units shall vest not later than the March 1 of the calendar year following the calendar year in which you are deemed to have separated from service with the Company for purposes of Section 409A.

(d) Extension of Option Exercise Periods. If, at the end of the term of this Agreement, the Company’s CEO has determined, in his sole and absolute discretion, that Consultant has (i) executed his duties hereunder with a high degree of skill and efficiency, and (ii) not violated, in other than a de minimis way, any of the restrictive covenants to which he has agreed herein or in any other agreements between himself and the Company, Consultant shall have the full remaining term to exercise any unexercised options.

5. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses (transportation, hotels, meals, and telecommunications) necessarily incurred by Consultant in connection with any trip made at the request of the Company and with its approval. Necessary expenses will include reimbursement for coach class airfares and the cost of reasonable meals and accommodations. Reimbursement shall be made by payment within 30 days after receipt of invoice rendered by the Consultant, subject to approval of the Company. All invoices submitted for payment shall be in the name of Consultant. No other expenses will be eligible for reimbursement unless the Company authorizes them in advance and an itemized statement of the expense is submitted to the Company along with the Consultant’s invoice. Any disbursement paid to a third

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party by the Consultant shall be authorized in advance by the Company and an itemized statement of the same shall be submitted to the Company with the Consultant’s invoice.

6. The Company expressly declares that it would never knowingly request that Consultant perform any task that would subject the Consultant to civil or criminal liability. Thus, notwithstanding any provision herein contained to the contrary, in the event the Company determines that the payment of a fee or the payment of any reimbursement as herein provided is contrary to law or governmental policy of the country or countries out of which the transaction arises, the Consultant hereby waives any right title or interest to the fee or reimbursement to which the Consultant would otherwise be entitled. The Consultant hereby represents to the Company that (i) no part of any fee paid or reimbursement for any disbursement shall be paid, directly or indirectly, to or for the benefit of any employee, agent or representative of any government, governmental agency or commercial customer for an improper purpose or to obtain a benefit for the Company or any of its subsidiaries or affiliates, and (ii) this Agreement and its performance hereunder do not violate the laws or regulations of the United States, any state thereof, or any other country in which Consultant is performing services hereunder, including, without limitation, laws and regulations pertaining to gratuities, conflicts of interest, post-Government employment, or the disclosure of source selection or proprietary information.

7. In the performance of the services described herein, the Consultant (a) shall be deemed to be and shall act strictly and exclusively as an independent contractor and shall not be considered under the provisions of this Agreement or otherwise as having an employee status with Honeywell, or as being eligible to participate in or receive any benefit under a benefit plan or program made available to employees of the Company; (b) is not granted and shall not exercise any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company to any agreement, contract or arrangement of any nature, except as expressly provided herein; (c) shall comply with all applicable laws and regulations; (d) shall have sole responsibility for the payment of applicable taxes, all workers’ compensation and disability insurance, Social Security and other similar taxes levied with respect to any payment hereunder that is properly reportable on Form 1099; and (e) shall not contact U.S. Government personnel without the prior written consent of the Company.

8. In further exchange for the Consideration detailed in Paragraph 4 of this Agreement, Consultant agrees that the term of this Agreement shall be treated as employment with the Company solely for purposes of any noncompetition agreement he has executed in favor of the Company, and that the post-termination restriction period of any such noncompetition agreement shall not begin to run until this Agreement has been terminated.

9. The terms and conditions of this Agreement and the services to be performed hereunder, as well as the information and knowledge divulged to Consultant or developed by Consultant during or in connection with his services hereunder (including any reports, analyses, working papers, memoranda, notebooks, data, computer programs and discs or other materials prepared by Consultant in the course of providing the services which are the subject of this Agreement), shall be treated by the Consultant as confidential information and shall not be disclosed to third parties or to the public without prior written approval of the Company, except to the extent otherwise required by law.

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10. Unless Consultant first secures the Company’s written consent, he will at no time, during or after his engagement by the Company, directly or indirectly, publish, use, or disclose or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose or use any trade secrets or other confidential information of the Company which Consultant acquired or became aware of during his employment with the Company or his engagement hereunder either for Consultant’s own benefit or for the benefit of any other person, whether or not developed by Consultant, except as required in the performance of Consultant’s services for the Company or except to the extent otherwise required by law.

11. The Company does not desire to acquire any secret or confidential knowledge or information from Consultant that may have been acquired from others. Accordingly, Consultant represents and warrants that any and all information, practices or techniques which he will describe, demonstrate, divulge or in any other manner make known to the Company during the performance of services hereunder may be divulged without any obligation to, or violation of, any right of others. Consultant further represents and warrants that any and all practices or techniques which he will disclose and materials prepared by him may be freely used by the Company without violation of any law or payment of any royalty, except as it shall specifically advise to the contrary in writing. Consultant shall exonerate, indemnify and hold harmless the Company from and against any and all liability, loss, cost, expense, damage, claims or demands for actual or alleged violation of the rights of others in any trade secret, know how or other confidential information which is based in whole or in part on the Company’s receipt or use of the services or information provided by the Consultant.

12. Consultant acknowledges that all records, reports, analyses, working papers, memoranda, notebooks, computer programs and discs or other materials prepared by Consultant in the course of performing services which are the subject of this Agreement and all records and copies of records relating to the Company’s operations, investigations and business (collectively referred to as “Proprietary Materials”), made or received by Consultant during the term of this Agreement are and shall be the Company’s property exclusively, and Consultant shall surrender the same at the termination of this Agreement, if not before. Consultant may use Proprietary Materials only with the express written consent of the Company.

13. In further exchange for the Consideration detailed in Paragraph 4 of this Agreement, Consultant agrees that the prohibitions on the solicitation of Honeywell customers, vendors, suppliers and employees contained in any agreements he has executed in favor of the Company shall apply during the term of this Agreement and for two (2) years after this Agreement has been terminated.

14. Consultant shall exonerate, indemnify and hold harmless the Company, its directors, officers and employees, from and against any and all liability, losses, costs, expenses (including attorneys fees), damages, actions, claims or demands (including those based on the injury to or death of any person or damage to property), directly or indirectly arising out of, or resulting from, or relating to any act or omission of Consultant or his employees, officers, agents or subcontractors related to services performed for the Company hereunder, but only to the extent such damages, actions, claims or demands arise from the willful misconduct of Consultant or Consultant’s bad faith.

15. Neither party shall assign any right in or obligation arising under this Agreement without the other party’s written consent, and any such assignment shall be void. This Agreement

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shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

16. This Agreement shall be effective as of the Effective Date and shall terminate on the Termination Date, subject to the right of either party to terminate this Agreement for any reason at any time upon not less than 30 days’ prior written notice to the other party. Early termination by the Company shall not affect its obligations hereunder to provide the consideration described in Paragraph 4. Early termination by the Consultant shall not affect his obligations under Paragraphs 6, 7, 9, 10, 11, 12, 13, 14 and 15. In the event of early termination by Consultant other than by reason of death or total and permanent disability, Consultant shall (A) forfeit (i) any outstanding options, (ii) any outstanding restricted units, and (iii) the right to any unpaid Growth Plan award amounts, and (B) repay the compensatory gains from the consideration described in Paragraph 4.

17. Notices or communications hereunder shall be in writing, addressed as follows:

(a)	If to the Company:	Honeywell International Inc.
101 Columbia Road
Morristown, New Jersey 07962
Attn: Kevin M. Covert
Vice President and Deputy General Counsel

	If to Consultant:	David J. Anderson

	With a Copy to:	Todd Garvelink, Esquire
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022-4784
tgarvelink@morrisoncohen.com

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

(b) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, disregarding any conflict-of-laws rules that may direct the application of the laws of another jurisdiction.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both Consultant and the Company.

18. Consultant has received a copy of the Company’s Code of Business Conduct (the “Code”). Consultant certifies that it has reviewed and understands the Code and will fully comply with its terms and take all necessary steps to assist the Company in complying with it. If the services

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provided hereunder are related to a U.S. Department of Defense contract, Consultant shall represent that he has been made aware of the Company’s commitment to the Defense Industry Initiative for Federal Procurement Related Services.

19. Without prejudice to the rights and remedies otherwise available to the Company hereunder, the Company shall be entitled to equitable relief by way of injunction or otherwise if Consultant breaches or threatens to breach any of the provisions of this Agreement. In addition, and not by way of limitation, in the event Consultant materially fails to perform his duties hereunder upon notice and request for performance, or otherwise materially breaches the terms of any confidentiality, nonsolicit or noncompetition covenants that Consultant may have executed in favor of the Company, Consultant shall be treated as if he terminated this Agreement early under Paragraph 16.

20. In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

21. The waiver by Company of any nonperformance or breach by Consultant of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by Company in enforcing or exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

22. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

Consultant’s Taxpayer No.

By:	/s/ David J. Anderson
DAVID J. ANDERSON

HONEYWELL INTERNATIONAL INC.

By:	/s/ Mark James
MARK JAMES
Senior Vice President
Human Resources, Communications and Procurement
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EXHIBIT A

CONSULTING AGREEMENT BETWEEN

HONEYWELL INTERNATIONAL INC.

AND

DAVID J. ANDERSON

Consultant Statement of Work

Consultant agrees to make himself available to consult with the Chief Executive Officer of the Company, or his designees, at his/their discretion, for up to two hundred (200) hours per annum during the term of this Agreement.

During the term of this Agreement, Consultant may not become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) any other entity (including, for the sake of clarity, any investment-type entity (e.g., private equity or venture capital firm)) without the express written consent of the Company’s Chief Executive Officer. If Consultant accepts any such engagement with another entity during the term of this Agreement without the written consent of the Company’s Chief Executive Officer, the Consultant shall forfeit any and all of the Consideration set forth in Paragraph 4 and this Agreement shall otherwise become null and void. In addition, you agree that you will repay to the Company, within thirty (30) days of a demand therefore, any Consideration that you may have already received solely as a result of the terms of this Agreement.

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